Exhibit 10(a)(2)
EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) is effective October 1, 2025, by and between ANDREA G. SHORT, hereinafter referred to as “Executive,” and 1ST SOURCE CORPORATION, an Indiana corporation, hereinafter referred to as “Employer” or “Company.” Collectively, Executive and Employer shall be referred to as “Parties”; each, individually, shall be referred to as a “Party.”
WHEREAS, Executive is currently employed as the President of Employer and Chief Executive Officer and President of Employer’s subsidiary, 1st Source Bank, hereinafter referred to as “Bank,” pursuant to the terms of an Employment Agreement between Employer and Executive dated January 1, 2013 and amended February 6, 2014 and April 3, 2018.
WHEREAS, the respective Boards of Directors of Employer and Bank (“Boards”) through its Executive Compensation and Human Resource Committee desire to assure the continued service of Executive as the President of Employer and Chief Executive Officer of Bank and engage Executive as the Chief Executive Officer of the Employer, and Executive is willing to provide such service on the terms and conditions specified herein.
NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement, Employer and Executive hereby agree as follows:
1.Employment Position. The Parties agree that the employment of Executive by Employer shall continue for the term referred to in Section 2. Employer agrees to continue the employment of Executive in an executive officer position with the titles of President and Chief Executive Officer of Employer and Chief Executive Officer of Bank and agrees that Executive will serve as a director of both the Boards.
Executive shall devote her full-time during business hours and when otherwise required for the performance of her duties hereunder and shall at all times use her best efforts to promote the best interests of Employer and the Bank. Executive shall report to the Executive Chairman of the Boards. The assignment of Executive initially shall include:
(a)full management responsibility for all operating divisions of Employer and its subsidiaries; and
(b)such additional and specific duties as may be reasonably assigned to Executive by the Executive Chairman of the Boards, the Boards, or the Executive Committee of the Board of Employer.
Employer also agrees to provide to Executive during the term of this Agreement an adequate staff, together with such facilities and secretarial support consistent with a senior employment position to permit the performance by Executive of the duties assigned to her.
2.Term. The term of this Agreement shall be from the date hereof until December 31, 2030 unless terminated sooner in accordance with Section 5 or Section 6 hereof, provided, however, that the term may be extended for an additional year beginning on January 1, 2031 and on January 1 of each year thereafter by the Boards, the Lead Director, or Executive Chairman giving Executive written notice of an intention to extend this Agreement (a “Renewal Offer”) on or before September 30 of the then-current term, and Executive accepting the Renewal Offer. For example, if a Renewal Offer were given on September 30, 2029 and accepted by Executive, the term of the Agreement would be extended from January 1, 2031 to December 31, 2031. However, if a Renewal Offer is not made or is made but not accepted the Agreement shall terminate on December 31, 2030.

3.Compensation and Benefits.
(a)Base Salary. Executive shall be paid her current salary through December 31, 2025. Beginning on January 1, 2026, Executive shall be paid an initial base salary of not less than Six Hundred and Fifty Thousand and 00/100 Dollars ($650,000) less applicable withholdings and deductions, per annum initially (the “Base Salary”).
(b)Incentive Compensation. In addition to the amount paid to Executive as salary and for other benefits, beginning January 1, 2026, Executive will participate in Employer’s Executive Incentive Plan initially at a minimum “partnership” rate of rate of 30% of Base Salary (i.e., her salary as of January 1, 2026). All amounts awarded are subject to the terms and conditions of the Plan, as amended from time to time, and this Agreement including any forfeiture provisions in either, and the initial rate may be changed as approved by Employer’s Board level Executive Compensation and Human Resources Committee.
In addition to the amounts paid to Executive under Employer’s Executive Incentive Plan, Executive will be entitled to participate in Employer’s Strategic Deployment Incentive Program at an initial rate of .20% of Employer’s audited Annual Net Income as adjusted and finally approved by Employer’s Board level Executive Compensation and Human Resources Committee. All amounts awarded are subject to the terms and conditions of that Program’s Plan, as amended from time to time, and this Agreement including any forfeiture provisions in either, and the initial rate may be changed as approved by Employer’s Board level Executive Compensation and Human Resources Committee.
Simultaneous with the signing of this document, Executive will receive a performance-based incentive stock award the equivalent of 15,000 shares of Employer’s market value stock adjusted for the portion taken in book value stock subject to the plan, award agreement, and this Agreement, including vesting and forfeiture provisions. The award shall be in the form as attached as “Exhibit A” to this Agreement
(c)Benefit Plans. During the term of this Agreement, Executive shall be entitled to participate, at a level commensurate with her position, in all benefit plans Employer presently has or hereafter adopts for its officers or employees, including (without limitation) directors and officers liability insurance, pension, profit sharing, stock option or any group life or health insurance, hospitalization or other similar plans, any eligibility or waiting periods to be waived to the extent feasible. Employer reserves the right to amend, modify or terminate any program in its discretion.
(d)Life Insurance. Executive will be entitled to term life insurance coverage for the benefit of Executive, her family or estate as she may direct, provided under the terms of the group policy offered to all employees, except that Employer will pay Executive’s portion of the cost thereof. Executive is responsible for taxes on value of life insurance coverage above Fifty Thousand and 00/00 Dollars ($50,000).
(e)Vacation. Executive shall be entitled to receive five (5) weeks’ vacation each year without reduction of compensation during the term of this Agreement. Executive must use her vacation by the end of the calendar year, or she forfeits it. In other words, vacation does not carry over from year to year.

(f)Club Membership. A club membership will be provided by Employer for Executive to at least one country club and such other clubs in such locations as the Board deems in the best interests of Employer, with the initiation fees, monthly fee and appropriate business-related expenses paid by Employer. Executive shall be responsible for any income taxes related to such memberships.
4.Disability. In the event Executive’s employment is terminated because of Disability, Executive will participate in Employer’s disability compensation programs, including any salary continuance plan in effect at that time for officers or executives of Employer. In addition, Executive will receive the following separation payments if she executes and delivers to the Company an effective and irrevocable release of claims (in form and substance satisfactory to the Company and consistent with the form attached hereto as “Exhibit “B”) (the “Separation and Release Agreement”) on or before sixty (60) days after her termination date, and complies with each of the provisions contained within the Separation and Release Agreement and this Agreement:
(a)a lump sum payment, payable within thirty (30) days following the effective date of the Separation and Release Agreement, equal to six (6) times her then-monthly Base Salary amount; and
(b)six (6) monthly installment payments, each installment payment equal to her monthly Base Salary amount, commencing on the first day of the seventh month following the month in which the effective date of the Separation and Release Agreement occurs and continuing on the first day of the immediately succeeding five (5) months.
For purposes of this Agreement, “Disability” means Executive’s inability by reason of illness or other physical or mental impairment to perform the duties required by her employment for any consecutive one hundred eighty (180) day period with or without a reasonable accommodation. Executive’s employment shall terminate upon written notice of termination for Disability given by Employer to Executive prior to the full resumption by her of the performance of such duties.
5.Termination by Employer.
(a)With Cause. In the event the Executive Chairman, the Lead Director, or the Board determines Executive is guilty of gross dereliction of duty or of fraud or dishonesty in connection with the performance of her duties under this Agreement, the Employer may terminate Executive’s employment, such termination to be effective immediately after the Executive Chairman, Lead Director or the Board gives written notice to Executive setting forth with specificity the reason or cause for terminating Executive’s employment. In such event, the compensation and other benefits provided for in this Agreement shall terminate on the date specified in the written notice of termination delivered to Executive. Moreover, in such event, and notwithstanding the terms of any plan or award agreement, Executive shall forfeit all equity awards and earned but unused vacation and shall not be entitled to any separation pay or change in control payments. This provision shall be deemed to amend the terms of any equity plan and/or award agreement.

(b)Without Cause. Subject to Section 16 of this Agreement, if Employer shall discharge Executive from her employment hereunder for any reason other than one set forth in Section 4, the expiration of the term (as set forth in Section 2), or Section 5(a), or if it shall be determined by a court of competent jurisdiction that the discharge under Section 5(a) was not justified, then Executive’s employment shall end as of the date of such discharge by Employer, provided, however, that Executive shall receive the following separation payments if she executes and delivers to the Company an effective and irrevocable Separation and Release Agreement on or before sixty (60) days after Executive’s termination date, and complies with each of the provisions contained within the Separation and Release Agreement and this Agreement:
(i)a lump sum payment, payable within thirty (30) days following the effective date of the Separation and Release Agreement, equal to six (6) times her then-monthly Base Salary amount; and
(ii)thirty (30) monthly installment payments, each installment payment equal to such monthly Base Salary amount, commencing on the first day of the seventh month following the month in which the effective date of the Separation and Release Agreement occurs, and continuing on the first day of each immediately succeeding month for the next twenty-nine (29) months.
(c)Death. This Agreement shall terminate in the event of the death of Executive. In such event, Executive’s estate or her designee shall be entitled to the death benefits provided in Section 3(d) of this Agreement.
6.Termination By Executive. Executive may, at any time upon written notice to Employer, immediately terminate her employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:
(a)breach of this Agreement by Employer in any material respect; or
(b)any material adverse change in Executive’s status or position as Chief Executive Officer of Employer or as a director of either Board including, without limitation, because of a material diminution of her duties or responsibilities; or
(c)any removal of Executive from, or any failure to reappoint or re-elect her to, any such position (except in connection with the termination of her employment pursuant to the expiration of the term pursuant to Section 2, Section 4 or Section 5(a) or (c) or by her for other than Good Reason); or
(d)any material changes in the geographic location at which Executive must perform her duties under this Agreement.
Subject to Section 16 of this Agreement, if such termination does not follow a Change in Control of Employer or Bank, Executive shall receive the following separation payments if she executes and delivers to the Company an effective and irrevocable Separation and Release Agreement on or before sixty (60) days after Executive’s termination date (whichever is later), and complies with each of the provisions contained within the Separation and Release Agreement:

(a)a lump sum payment, payable within thirty (30) days following the effective date of the Separation and Release Agreement, equal to six (6) times her then-monthly Base Salary amount; and
(b)thirty (30) monthly installment payments, each installment payment equal to such monthly Base Salary amount, commencing on the first day of the seventh month following the month in which the effective date of the Separation and Release Agreement occurs, and continuing on the first day of each immediately succeeding month for the next twenty-nine (29) months.
If such termination by Employer Without Cause or by Executive for Good Reason occurs within one (1) year after a Change in Control of Employer or Bank, and if Executive executes and delivers to the Company an effective and irrevocable Separation and Release Agreement on or before sixty (60) days after Executive’s termination date, and complies with each of the provisions contained within the Separation and Release Agreement, then as severance pay and in lieu of any further compensation hereunder for periods subsequent to the effective date of such termination, Executive shall receive, within thirty (30) days following such termination and delivery to the Company of an effective and irrevocable Separation and Release Agreement, an amount in cash equal to 2.99 times her annual base pay and target annual bonus in effect as of the date of the Change in Control or, if later, separation of employment, provided that, for purposes of such calculation, Executive’s average annual compensation shall be determined by excluding all compensation other than Executive’s annual base pay and target bonus, and specifically excluding any accelerated vesting or conversion of stock awards or exercise of stock options regardless of their inclusion in Executive’s reportable gross income.
Each of the events specified in the following clauses (i) through (iii) of this Section 6(c) shall be deemed a “Change in Control”:
(a)any third person, including a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, shall become the beneficial owner of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of Employer entitled to vote generally for the election of the Board of Directors of Employer; or
(b)as a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, the persons who were directors of Employer shall cease to constitute a majority of such Board of Directors; or
(c)the shareholders of Employer shall approve an agreement providing for the sale or other disposition of all or substantially all of the assets of Employer and such sale occurs.
Despite any other provision of this Section to the contrary, an event shall not constitute a Change in Control if it does not constitute a change in the ownership or effective control, or in the ownership of a substantial portion of the assets of, Employer within the meaning of Section 409A(a)(2)(A)(v) of the Code and its interpretive regulations.
7.Assignment. This Agreement is a personal contract, and the rights and interest of Executive hereunder may not be sold, transferred, assigned, pledged or hypothecated. Employer may assign its rights and delegate any of its duties or obligations under this Agreement in its sole discretion. This includes Employer’s right to assign its rights to its successors and assigns. Except as otherwise may be herein expressly provided, this Agreement shall inure to the benefit of and be binding upon Employer and its successors and assigns.

8.Amendment. This Agreement may be amended only by a written instrument signed by the Parties hereto after approval by any of the Executive Chairman of the Board, the Lead Director, or Executive Committee of the Board.
9.Governing Law; Forum. This Agreement and the obligations of the Parties hereto shall be construed, interpreted, and enforced in accordance with the laws of the State of Indiana, without regard to principles of conflicts of laws. Each Party consents to the exclusive personal jurisdiction of the federal courts located in the Northern District of Indiana or the state courts located in St. Joseph County, Indiana over any action arising out of or relating to this Agreement and waives any objection it or she may now or hereafter have to venue or to convenience of forum.
10.Recovery of Fees by Prevailing Party. In the event of any legal action to enforce or interpret this Agreement, the non-prevailing Party shall pay the reasonable attorneys’ fees and other costs and expenses (including expert witness fees) of the prevailing Party in such amount as may be determined. In addition, such non-prevailing Party shall pay reasonable attorneys’ fees incurred by the prevailing Party in enforcing, or on appeal from, a judgment in favor of the prevailing Party.
11.Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by the parties hereto. No waiver by any Party hereto at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes the prior agreement between the Parties.
12.Restrictive Covenants. In order to induce Employer to enter into this Agreement, Executive hereby agrees as follows:
(a)Executive shall not divulge or furnish any trade secrets (as defined in IND. CODE 24-2-3-2) of Employer or any confidential information acquired by her while employed by Employer concerning the policies, plans, procedures or customers of Employer to any person, firm or corporation, other than Employer or with Employer’s prior written consent, or use any such trade secret or confidential information directly or indirectly for Executive’s own benefit or for the benefit of any person, firm or corporation other than Employer, as such trade secrets and confidential information are confidential and shall at all times remain the property of Employer. However, nothing in this Agreement is intended to conflict with the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b), or create liability for the disclosure of trade secrets expressly allowed by 18 U.S.C. § 1833(b). As such, the Parties agree that Executive shall not be held liable for the disclosure of a trade secret in violation of this Agreement provided that the disclosure (i) is made in confidence to a federal, state or local government official or to an attorney for the sole purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(b)During the term of Executive’s employment with Employer and for a period of twenty-four (24) months after the effective date of termination of Executive’s employment for any reason, Executive shall not, directly or indirectly, provide banking or bank-related services to, or solicit the banking or bank-related business of, any customer of Employer at the time of such provision of services or solicitation which customer Executive served either alone or with others while employed by Employer or about whom Executive had access to confidential information while employed by Employer (hereinafter referred to as “Customer”) within the geographic region or regions in which retail, full service branches of Bank or any affiliates of Bank are located (hereinafter referred to as “Restricted Area”) or assist any actual or potential competitor of Employer to provide banking or bank-related services to, or solicit the banking or bank-related business of, any such Customer in any such Restricted Area; and Executive shall not, directly or indirectly, as principal, agent, or trustee, or through the agency of any corporation, partnership, trade association, agent or agency, engage in any banking or bank-related business or venture which competes with the business of Employer as conducted during Executive’s employment by Employer within such Restricted Area; provided, however, that Executive may own not more than five percent (5%) of the voting securities of any entity providing banking or bank-related services within such area if the voting securities of such entity are traded on a national securities exchange or quoted on a national interdealer quotation system.
(c)Executive acknowledges that any violation of this Section 12 would cause irreparable harm to Employer, that damages for such harm would be incapable of precise measurement and that, accordingly, Employer would not have an adequate remedy at law to redress the harm caused by such violation. Therefore, Executive agrees that, in addition to any other remedy, Employer shall be entitled to immediate (e.g., without prior notice) preliminary and final injunctive relief to enjoin and restrain any violation of this Section 12. Further, in the event Executive violates the terms of this Section 12, any and all equity awards and severance shall be immediately forfeited and, if Employer paid severance or equity benefits, or issued shares, to Executive within twelve (12) months of the breach, Executive shall repay the value of such payments within ten (10) days of written demand by Employer. For purposes herein, a breach of a restrictive covenant includes any judicial action or defense that seeks to void or limit the scope of the restrictive covenants set forth herein. This provision shall be deemed to an amendment to any and all plans, programs and award agreements.
13.Section 280G. Notwithstanding anything to the contrary in this Agreement or any benefit plan or award agreement, in the event of a Change of Control of the Company under Section 280G of the Code, if it shall be determined that any payment or distribution in the nature of compensation (within the meaning of section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or any other award, plan or program (a “Payment” or, collectively, “Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the aggregate present value of the Payments shall be reduced (but not below zero) to the Reduced Amount (defined below). The determinations under this Section shall be made as follows:
The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement and any other plan, award or program, without causing any Payments to be subject to the Excise Tax (defined below), determined in accordance with Section 280G(d)(4) of the Code.

(a)The term “Excise Tax” means the excise tax imposed under Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.
(b)Payments under this Agreement shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to Executive.
Where more than one (1) Payment has the same value for this purpose and they are payable at different times, the Payment under this Agreement will be reduced first, and then, if necessary, any other Payments on a pro rata basis.
All determinations to be made under this Section shall be made by an independent certified public accounting firm selected by Company (“the Accounting Firm”). The Accounting Firm shall provide its determinations and any supporting calculations both to Company and Executive within ten (10) days of the transaction. Any such determination by the Accounting Firm shall be binding upon Company and Executive. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section shall be borne solely by Company.
This provision shall be deemed to amend any other plan, award or program and, to the extent of a conflict, this provision shall control.
14.No Duty to Mitigate. Executive is not required to mitigate the amount of salary or benefits payable pursuant to this Agreement upon termination of her employment by seeking other employment or otherwise, nor shall any amount provided to be paid by Employer pursuant to this Agreement upon termination of Executive’s employment be reduced by any compensation earned by Executive as a result of employment by another employer that is not in violation of Executive’s obligations under Section 12.
15.Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. This Agreement shall be interpreted and applied in a manner consistent with the applicable standards for nonqualified deferred compensation plans established by Section 409A of the Code and its interpretive regulations and other regulatory guidance. To the extent that any terms of this Agreement would subject Executive to gross income inclusion, interest, or additional tax pursuant to Section 409A of the Code, those terms are to that extent superseded by, and shall be adjusted to the minimum extent necessary to satisfaction, the applicable requirements of Section 409A of the Code.
16.Compliance with Section 409A. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. This Agreement shall be interpreted and applied in a manner consistent with the applicable standards for non-qualified deferred compensation plans established by Section 409A of the Code and its interpretive regulations and other regulatory guidance. To the extent that any terms of this Agreement would subject Executive to gross income inclusion, interest, or additional tax pursuant to Section 409A of the Code, those terms are to that extent superseded by, and shall be adjusted to the minimum extent necessary to satisfy, the applicable requirements of Section 409A of the Code.
For any payment due because of Executive’s separation and which is subject to Section 409A, if, as of the date her employment terminates, Executive is a “key employee” within the meaning of Section 416(i) of the Code, without regard to paragraph 416(i)(5) thereof, and Employer has stock that is publicly traded on an established securities market or otherwise, then any payments that would constitute deferred compensation payments otherwise payable because of employment termination will be suspended until, and will be paid to Executive on the first day of the seventh month following the month in which Executive’s last day of employment occurs. For purposes of this subsection, “deferred compensation” means compensation provided under a non-qualified deferred compensation plan as defined in, and subject to, Section 409A of the Code.

To the extent Section 409A applies and the execution of a release is required, if the revision period extends into the next calendar year, any payment due as a result shall not be paid or commenced until March 5th of such following year. Employer makes no representation or warranty regarding any benefits or payment under this Agreement, and shall not be liable for any tax, penalty interest or other amount assessed against Executive by a taxing authority for any reason.
17.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on September 23, 2025 to be effective as of the day and year first written above.

“EXECUTIVE”			“EMPLOYER”

/s/ Andrea G. Short			1st Source Corporation,
Andrea G. Short			an Indiana corporation

Date:	September 23, 2025	By:	/s/ Daniel B. Fitzpatrick
Daniel B. Fitzpatrick

		Its:	Lead Director

		Date:	September 23, 2025

EXHIBIT A
1st SOURCE CORPORATION
RESTRICTED STOCK AWARD AGREEMENT
THIS AGREEMENT, effective as of January 1, 2026 (the “Award Date”), is made by and between 1ST SOURCE CORPORATION (the “Employer” or “Company”), and ANDREA G. SHORT (the “Participant”), in accordance with the provisions of the 1st Source Corporation 1982 Restricted Stock Award Plan, as amended as of July 23, 2025.
WITNESSETH:
In consideration of services rendered or to be rendered to Employer by the Participant, the parties hereto agree as follows:
1.Receipt of Plan. Participant hereby acknowledges receipt of a copy of the Plan and further that Participant has read and understand the terms and provisions thereof. If there is any conflict between this Agreement and the terms of the Plan, the terms of the Plan govern.
2.Grant of Restricted Stock Award. Employer hereby awards Participant a total of 15,000 shares of Employer’s stock as adjusted for the split between market value and book value as follows:

Type	Date	Restricted Stock Awarded
Market-Value	Jan. 1, 2026	10,000
Book-Value	Jan. 1, 2026	6,179

3.Vesting. To receive payment for the Restricted Stock Award, Participant’s award is subject to an employment based vesting requirement as provided in the Plan and the performance requirements set forth below; provided, however, that Participant will vest, earn, and be paid twenty percent (20%) at January 1, 2026. This portion of the award will no longer be subject to any forfeiture risk. After the initial twenty percent (20%) vesting and payment at January 1, 2026, the next release of the forfeiture risk for the remaining balance will occur ratably on March 31, 2027 through March 31, 2031. To receive payment for the Restricted Stock Award, the Participant’s award is subject to an employment based vesting requirement as provided in the Plan and the performance requirements set forth below; provided, however, that Participant will vest, earn, and be paid the first twenty percent (20%) as of January 1, 2026, which will be then free of any restrictions with regard to forfeiture risk.
4.Performance Requirements. All Restricted Stock Awards are subject to Employer achieving or exceeding the following financial metrics.  If Employer does not achieve the metrics below for any forfeiture period and does not recover in the following period, all Restricted Stock granted hereunder for that period shall lapse and be forfeited. If the forfeiture release threshold for a year is missed, the forfeiture will stay in place and lapse the next year if the criteria are then met. The forfeiture lapse is conditioned on the employer achieving an average return on assets or above for each of the annual periods that is equal to or greater than that achieved by banks in the comparable size group, at the time of signing that is $3 billion to $10 billion bank holding companies.

5.Retirement: To the extent there are terms of any of the Company’s plans that require the Executive to be employed by the company when the cash portion of the award is made for the stock portion to be vested, earned, and paid, the Executive will be treated as being properly employed by the Company within the terms of the plan even though she may have retired at the year-end of this five year contract period. Retirement prior to the end of this five-year contract period will continue to have the cash-vesting requirements as written into the plans. Under the Long Term Plan the Executive will be given credit for the pro-rata portion of that award based on the number of years of the three-year plan she served and it will be paid at the regularly scheduled end of its three year period.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of this 23 day of September, 2025.

“PARTICIPANT”			“EMPLOYER/COMPANY”

/s/ Andrea G. Short			1st Source Corporation,
Andrea G. Short			an Indiana corporation

Date:	September 23, 2025	By:	/s/ Daniel B. Fitzpatrick
Daniel B. Fitzpatrick

		Its:	Lead Director

		Date:	September 23, 2025